News Release

FOR IMMEDIATE RELEASE	CONTACT
August 14, 2008	Craig Renner
301-843-8600

ACPT REPORTS RESULTS FOR QUARTER ENDED JUNE 30, 2008

ST. CHARLES, MD.—American Community Properties Trust (ACPT) (AMEX:APO) today announced results for the six and three months ended June 30, 2008.
For the six months ended June 30, 2008, the Company reported a net loss of $1,371,000, or $0.26 per share, on revenue of $41,058,000. This compares to a net loss of $161,000, or $0.03 per share, on revenue of $42,414,000 for the six months ended June 30, 2007.
For the quarter ended June 30, 2008, the Company reported a net loss of $178,000, or $0.03 per share, on revenues of $21,800,000.  The net lost for the quarter ended June 30, 2008 includes a $432,000 severance accrual, related to the departure of the Chief Financial Officer.  This compares to a net loss of $185,000 or $0.03 per share, on revenues of $20,427,000 for the same period in 2007.
 “Results for the first six months demonstrate that the Company’s breadth of operations has helped stabilize its overall performance, in spite of the weak market locally for the sale of new homes,” said J. Michael Wilson, Chairman and Chief Executive Officer. “The Company increased revenues from our rental apartment properties, and increased the number of lots delivered to Lennar Corp. in St. Charles’ Fairway Village. However, these increases were not enough to offset a decline in the sales of commercial parcels, an expected decrease in homebuilding sales in Puerto Rico, and increased administrative costs.”
“Moreover, in the local market, the current inventory of homes available for sale, and the rate of absorption, suggests that the Company’s pace of lot sales as called for in its sales agreement with Lennar Corp. may be difficult to sustain over the next six to twelve months,” said Mr. Wilson. “The Company expects to continue to rely on its investment property portfolio, the sale of commercial parcels, and make continued investments in our remaining land holdings, until the sales environment for new homes begins to improve.”
The Company reported that rental property revenues increased $1,105,000 for the six months ended June 30, 2008 and $116,000 for the quarter ended June 30, 2008, compared to the same periods in 2007.  Edwin L. Kelly, President, Vice Chairman and Chief Operating Officer noted that “the increase in multifamily apartment rental revenues resulted from increased revenues from Sheffield Greens Apartments in St. Charles as construction was not completed until January 31, 2007 and not fully occupied during the first quarter of 2007.  In addition, there were overall rent increases at other rental properties in the United States and Puerto Rico.”
In St. Charles, community development land sales revenue increased to $5,997,000 million for the six months ended June 30, 2008 as compared to $5,969,000 for the same period in 2007.  For the second quarter of 2008, land sales revenue totaled $4,951,000, compared to $2,214,000 for the second quarter of 2007.  Mr. Kelly said the increase was attributable to an increase in the number of lots delivered to Lennar in the first six months of 2008. The homebuilder purchased twenty more lots than was called for in the amended purchase order announced by the Company in January.  The increased number of lots delivered was offset by a decrease in sales of commercial land in St. Charles, and a decrease in lots delivered by the Company’s joint venture with Lennar.
Mr. Kelly also noted that the Company reported approximately $14,829,000 in commercial sales under contract as of June 30, 2008, with expected settlements over the next 24 months. “The timing and pace of the settlement of sales of commercial parcels vary from quarter to quarter,” said Mr. Kelly, “but overall, demand for such parcels in St. Charles remains strong.”
In Parque Escorial, homebuilding sales decreased $2,232,000 for the six months ended June 30, 2008, compared to $5,214,000 in the same period of 2007.  The Company sold twelve condominium units for the six months ended June 30, 2008 as compared to twenty units for the same period in 2007.  For the three months ended June 30, 2008, the Company sold three units as compared to seven units for the same period in 2007.  As of June 30, 2008, nine units remain in inventory with two of those units under contract.
“The Company has substantially completed several major infrastructure improvements in St. Charles, and has broken ground on the top of the hill, a highly desirable residential parcel in Parque Escorial,” said Mr. Kelly. “The Company is continuing to make significant investments that add to the value of our land holdings in the United States and Puerto Rico.”
“Results are cyclical,” noted Mr. Kelly, “and should be evaluated over an extended period of time because of the nature of our business. In that context, we believe these results demonstrate the effectiveness of our Company’s sound business model, which combines land development with our rental apartment portfolio to diversify our corporate revenue sources.”
As announced previously, Cynthia L. Hedrick, Executive Vice President and Chief Financial Officer, is leaving the company on August 14, 2008.  Matthew M. Martin, Vice President and Chief Accounting Officer, has been appointed to serve as the principal financial officer for the Company effective August 15, 2008.

Company Information
ACPT (AMEX:APO) is a diversified real estate organization with operations in Maryland and Puerto Rico that specializes in community development, homebuilding, investment in rental properties, and asset management services. ACPT is currently listed on the American stock exchange under the symbol AmCmntyProp (APO).  When filed, ACPT’s Form 10-Q will be available via the Internet at http://www.acptrust.com.Certain matters within this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that all forward-looking statements involve risks, uncertainties, and other factors that could cause actual results to differ materially from those in the forward-looking statement. Forward-looking statements relate to anticipated revenues, gross margins, earnings, and the growth of the market for our products. Numerous factors could cause results to differ, including but not limited to, changes in market demand and acceptance of the Company products, impact of competitive products and pricing, dependence on third-party customers (specifically Lennar Corp.), dependence on third-party suppliers, changes in government regulations, the normal cyclical nature of the real estate industry and development economy and changes in our tax status. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. For more information, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, which is on file with the Securities and Exchange Commission, as well as, when filed, the quarterly report on Form 10-Q for the six-month period ended June 30, 2008.

More

AMERICAN COMMUNITY PROPERTIES TRUST

Unaudited Financial Highlights

	For the Six Months Ended		For the Three Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007

Revenues	$41,058,000	$42,414,000	$21,800,000	$20,427,000

Expenses	33,795,000	34,128,000	17,989,000	16,452,000

Operating Income	7,263,000	8,286,000	3,811,000	3,975,000

Other Income and (Expenses)	(9,184,000)	(8,159,000)	(4,135,000)	(4,395,000)

(Loss)/Income before (benefit)/provision for income taxes	(1,921,000)	127,000	(324,000)	(420,000)

(Benefit)/provision for income taxes	(550,000)	288,000	(146,000)	(235,000)

Net (loss) income	$(1,371,000)	$(161,000)	$(178,000)	$(185,000)
Earnings per share
Basic and Diluted	$(0.26)	$(0.03)	$(0.03)	$(0.03)
Weighted average shares outstanding
Basic and Diluted	5,212	5,210	5,213	5,210

Quarterly cash dividend per share	$-	$0.20	$-	$0.10

###